EXHIBIT 2.1

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
OF VERIZON VENTURES V LLC
(renamed as VERIZON AND REDBOX DIGITAL ENTERTAIMENT SERVICES, LLC)
Between
VERIZON VENTURES IV LLC
And
REDBOX AUTOMATED RETAIL, LLC
This AMENDMENT No. 1 (the "Amendment") to the Limited Liability Company Agreement executed February 3, 2012 (the “Agreement”) is made between Verizon Ventures IV LLC and Redbox Automated Retail, LLC. The Parties desire to amend the Agreement with respect to the schedule for approval of the initial Budget and Business Plan, as defined in the Agreement.

1.
This Amendment is an integral part of the Agreement. Unless otherwise defined in this Amendment, the capitalized terms used herein shall have the same meanings as set forth in the Agreement. If there are any inconsistencies between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control with respect to the subject matter of this Amendment.

2.	Sub -section 6.7.3 of Section 6.7, Budget and Business Plan is amended by adding the following new paragraph:

6.7.3 The Members shall continue their joint efforts to develop and finalize (a) the initial Business Plan (which shall set forth the Company’s Business Plan for the first three years following the commencement of the Company), and (b) the initial Budget (which shall set forth the Company's Budget with respect to the first fiscal year following the commencement of the Company). Within sixty (60) days after the date of this Agreement and in conjunction with the collaborative process above, Verizon shall prepare and deliver to Redbox a proposed initial Business Plan and initial Budget for the Company. Within ten (10) days after receipt Redbox shall provide Verizon with its comments on a line-by-line basis to such initial Budget and initial Business Plan. Thereafter Redbox and Verizon shall meet and reasonably work together in an effort to mutually resolve any disagreement with respect to either the initial Budget or the initial Business Plan, provided however that effective no later than one hundred twenty-seven (127) days after the commencement of the Company the final initial Budget and initial Business Plan shall be determined and approved by a Majority in Interest. In no case shall the initial Business Plan contemplate Capital Contributions by the Members in excess of the Mandatory Capital Contributions Cap, unless such excess amount is approved by both Redbox and Verizon.

3.	This Amendment shall be effective when executed by the parties.

4.	All provisions of the Agreement, including attachments thereto, not addressed by this Amendment remain in full force and effect.

IN WITNESS WHEREOF, and intending to be bound hereby, the parties affix their signature to this Amendment.

VERIZON VENTURES IV LLC	REDBOX AUTOMATED RETAIL, LLC

By: /s/ Jeffrey Noto	By: /s/ J. Scott Di Valerio
Title: VP & CFO	Title: CFO
Name: Jeffrey Noto	Name: J. Scott Di Valerio
Date: 6/1/2012	Date: